Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI REPORTS THIRD QUARTER RESULTS

Revenue Growth in Strategic Business Lines Fuels Strong Cash Flow

Milwaukee, Wis., May 29 2003 — ARI Network Services, Inc. (OTCBB:ARIS), a leading provider of electronic catalog-enabled business solutions that connect equipment manufacturers with their service and distribution networks, today reported results for the third quarter of fiscal 2003 ended April 30, 2003.

The Milwaukee-based firm reported third quarter revenues of $3.3 million, compared to revenues of $3.4 million for the same quarter in the previous fiscal year.  ARI reported a net loss of $654,000 or $0.10 per share, which includes approximately $400,000 in expenses associated with the restructuring of the debt, in the third quarter of fiscal 2003, compared to net income of $18,000 or $0.00 per share in the previous year's third quarter.

“During the quarter, we were able to restructure our debt for less than the face value and accrued interest of the original note. We expect this restructuring to have a positive impact on the Company’s earnings and cash flow in the coming quarters,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “Despite a difficult economy, recurring revenues in our core catalog business increased $445,000 or 22% over the third quarter of last year, due to significant expansion of our business among our existing customer base and new customers.  And, we ended the quarter with over $1.5 million in cash after paying an initial debt re-payment of $500,000,” Dearing said.

Dearing indicated that revenue from the electronic catalog software and services provided to the Equipment Industry grew $155,000 or 6% overall for the quarter compared to last year.  As anticipated, revenue from dealer communications and the non-equipment businesses continued to decline.  “I am particularly gratified at how our entire company responded when challenged this past quarter to increase our core catalog revenues in spite of the soft economy.  This energetic response enabled us to increase overall revenues by $161,000 or 5% over the immediately preceding quarter, which I believe is a significant achievement that confirms the commitment of our staff to growing the business,” Dearing said.

Dearing also indicated that successfully restructuring its $4.0 million convertible subordinated debenture in late April was key to ARI moving forward and focusing on business opportunities.  “It is also significant that the new holders have assigned to us all their legal rights and claims against RGC International Investors (Rose Glen), the original holders of the debenture, and its affilitiates,” Dearing said.

For the first nine months of fiscal 2003, ARI's revenues totaled $9.4 million, compared to revenues of $10.5 million in the first nine months of the last fiscal year.  ARI had a net loss of $1,274,000 or $0.20 per share for the first three quarters of fiscal 2003, compared to net income of $115,000 or $0.02 per share in the first nine months of fiscal 2002.

“As we move toward year-end, we anticipate revenues and cash flows will remain consistent with the third quarter, while our expenses should be lower now that the debt has been restructured,” Dearing said.

ARI is a leading provider of electronic catalog-enabled business solutions for sales, service and life-cycle product support in the manufactured equipment market.  ARI currently provides approximately 80 parts catalogs (many of which contain multiple lines of equipment) for approximately 60 equipment manufacturers in the U.S. and Europe.  More than 75,000 catalog subscriptions are provided through ARI to approximately 20,000 dealers and distributors in more than 100 countries in a dozen segments of the worldwide manufactured equipment market including outdoor power, recreation vehicle, floor maintenance, auto and truck parts aftermarket, power sports, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  In addition, ARI also provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

Third Quarter Earnings Conference Call

ARI’s Third Quarter Conference Call is scheduled for Thursday, May 29, 2003 at 3:30 p.m. Central Daylight Time/4:30 p.m. Eastern Time.  If you would like to participate on a listen-only basis, please dial in five to ten minutes prior to the starting time at 1-800-915-4836 (International callers dial 1-973-317-5319) and request to be connected to Brian Dearing’s conference call.  A rebroadcast is available beginning at 5:30 p.m. CDT, Thursday, May 29, 2003 by calling 1-800-428-6051 (International callers dial 1-973-709-2089) and enter passcode #294841.  A replay of ARI’s conference call as well as notes and financial information presented in the call will be available on ARI’s Web site, www.arinet.com, after 6:00 p.m. Central Daylight Time on May 30.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2002 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

Bob Whitaker

ARI

Vollrath Associates

Tel: (414) 973-4380

Tel: (262) 240-2408

Fax: (414) 973-4357

Fax: (262) 240-2410

E-mail: krajcir@arinet.com

E-mail: rwhitaker@vollrathpr.com

ARI Network Services, Inc. Balance Sheets (In thousands, except share and per share data) (Unaudited)

	April 30	July 31
ASSETS	2003	2002
Current Assets:
Cash	$1,576	$879
Trade receivables, less allowance for doubtful accounts of $133 at
April 30, 2003 and $140 at July 31, 2002	1,332	1,743
Prepaid expenses and other	92	84
Total Current Assets	3,000	2,706
Equipment and leasehold improvements:
Computer equipment	4,430	4,394
Leasehold improvements	73	73
Furniture and equipment	1,313	1,292
	5,816	5,759
Less accumulated depreciation and amortization	5,426	5,262
Net equipment and leasehold improvements	390	497

Other assets	-	105

Capitalized software product costs	23,954	23,585
Less accumulated amortization	21,823	20,519
Net capitalized software product costs	2,131	3,066

Total Assets	$5,521	$6,374
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LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Current portion of notes payable to shareholder	$ -	$50
Current portion of notes payable	258	3,490
RFC line of credit	662	360
Accounts payable	226	567
Deferred revenue	5,172	4,619
Accrued payroll and related liabilities	1,010	1,140
Other accrued liabilities	450	1,042
Current portion of capital lease obligations	47	151
Total Current Liabilities	7,825	11,419

Long term liabilities:
Notes payable (net of discount)	3,988	-
Capital lease obligations	20	26
Other long term liabilities	444	535
Total Long Term Liabilities	4,452	561

Shareholders' equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 20,350 shares issued and
outstanding at April 30, 2003 and July 31, 2002	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 6,645,191 and 6,329,301 shares issued and outstanding
at April 30, 2003 and July 31, 2002, respectively	6	6
Common stock warrants and options	36	2,459
Additional paid-in-capital	94,400	91,853
Accumulated deficit	(101,198)	(99,924)
Total Shareholders' Equity (Deficit)	(6,756)	(5,606)

Total Liabilities and Shareholder's Equity (Deficit)	$5,521	$6,374
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ARI Network Services, Inc. Statements of Operations (In thousands, except per share data) (Unaudited)

	Three months ended		Nine months ended
	April 30		April 30
Net revenues:	2003	2002	2003	2002

Subscriptions, support and other services fees	$2,137	$ 2,106	$6,168	$ 6,789
Software licenses and renewals	608	637	1,713	2,128
Professional services	509	665	1,521	1,629
	3,254	3,408	9,402	10,546
Operating expenses:
Cost of products and services sold:
Subscriptions, support and other services fees	152	30	453	181
Software licenses and renewals *	455	435	1,328	1,254
Professional services	242	266	586	626
	849	731	2,367	2,061
Depreciation and amortization (exclusive of amortization
of software products included in cost of products
and services sold)	52	55	164	162
Customer operations and support	290	308	912	902
Selling, general and administrative	2,157	1,657	5,359	5,174
Software development and technical support	363	457	1,239	1,644
Operating expenses before amounts capitalized	3,711	3,208	10,041	9,943
Less capitalized portion	(86)	(153)	(369)	(583)
Net operating expenses	3,625	3,055	9,672	9,360
Operating income (loss)	(371)	353	(270)	1,186
Other income (expense)
Interest expense	(291)	(342)	(970)	(1,082)
Other, net	8	7	(34)	11
Total other expense	(283)	(335)	(1,004)	(1,071)
Net income (loss)	$ (654)	$ 18	$(1,274)	$ 115
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Average common shares outstanding	6,581	6,223	6,449	6,201

Basic and diluted net income (loss) per share	($0.10)	$0.00	($0.20)	$0.02
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*includes amortization of software products of $440 $410, $1,304 and $1,205 and excluding other depreciation and amortization shown separately

Earnings before Interest, Taxes, Depreciation and Amortization
Net Income	$ (654)	$ 18	$(1,274)	$ 115
Plus: Interest	291	342	970	1,082
Amortization of software products	440	410	1,304	1,205
Other depreciation and amortization	52	55	164	162
Earnings before interest, taxes, depreciation and amortization	$129	$825	$1,164	$ 2,564
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ARI Network Services, Inc. Statements of Cash Flows (In thousands) (Unaudited)
	Three months ended		Nine months ended
	April 30		April 30
	2003	2002	2003	2002
Operating activities
Net income (loss)	$ (654)	$18	$(1,274)	$ 115
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Amortization of software products	440	410	1,304	1,205
Amortization of goodwill	-	4	-	10
Amortization of deferred financing costs and debt discount	191	237	701	710
Depreciation and other amortization	52	51	164	152
Interest expense converted to subordinated debt	229	-	229	-
Stock issued as consideration to vendor	44	-	44	-
Net change in receivables, prepaid expenses and other
current assets	326	683	403	821
Net change in accounts payable, deferred revenue, accrued
liabilities and long term liabilities	409	(270)	194	(610)
Net cash provided by operating activities	1,037	1,133	1,765	2,403

Investing activities
Purchase of equipment and leasehold improvements	(39)	-	(42)	-
Software product costs capitalized	(86)	(153)	(369)	(583)
Net cash used in investing activities	(125)	(153)	(411)	(583)

Financing activities
Borrowings (repayments) under line of credit	-	-	-	(200)
Borrowings under notes payable	-	-	58	-
Payments under notes payable	(531)	(83)	(634)	(471)
Payments of capital lease obligations	(37)	(44)	(125)	(133)
Proceeds from issuance of common stock	-	-	44	14
Net cash used in financing activities	(568)	(127)	(657)	(790)
Net increase (decrease) in cash	344	853	697	1,030
Cash at beginning of period	1,232	490	879	313
Cash at end of period	$1,576	$1,343	$ 1,576	$ 1,343
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Cash paid for interest	$ (39)	$105	$ 65	$ 372
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Noncash investing and financing activities
Capital lease obligations incurred for:
Computer equipment	$15	$24	$ 15	$ 24
Conversion of accrued interest to subordinated debt	493	-	493	-
Issuance of common stock warrants in connection
with refinancing debt	36	-	36	-